Exhibit 15.1

IPC HOLDINGS, LTD. AND SUBSIDIARIES

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

IPC Holdings, Ltd.

Hamilton, Bermuda

Re: Registration Statement No. 333- 158264, 149118, 126434, 107052 and 159148

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2009, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG
Chartered Accountants
Hamilton, Bermuda
August 7, 2009